Exhibit 99.1

Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 13, 2021 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,810,075, or $0.33 and $0.32 basic and diluted earnings per share, respectively, for the quarter ended March 31, 2021 – an increase of 19.00% from earnings for the quarter ended March 31, 2020 of $1,521,131, or $0.28 and $0.27 basic and diluted earnings per share. Annualized returns on average assets and average equity for the three months ended March 31, 2021 were 1.37% and 13.26%, respectively, compared with March 31, 2020 annualized returns on average assets and average equity of 1.38% and 11.70%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Robust mortgage activity continues to produce strong earnings for the bank, as interest rates remain low and housing inventory scarce. In addition, processing fee income derived from the Small Business Administration's and Department of Treasury's PPP program has further bolstered quarterly earnings. Loan demand is consistent - albeit with narrower margins. Moving forward, our challenge is to deploy excess liquidity into higher yielding assets in a rate environment that rivals that of the Great Recession. Overall, we are pleased with the Bank's first quarter performance, which allowed for payment of a special $0.10 per share cash dividend in addition to our regular $0.17 per share dividend. We look forward to the rest of the year."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) March 31,	(Unaudited) March 31,
	2021	2020

Common stock shares outstanding	5,524,616	5,530,363
Book value per share	$ 9.60	$ 9.48
Total assets	$ 554,099,360	$ 499,720,200

Three Months Ended

Net income	$ 1,810,075	$ 1,521,131

Basic earnings per share	$ 0.33	$ 0.28
Diluted earnings per share	$ 0.32	$ 0.27

Weighted average shares outstanding:
Basic	5,521,707	5,530,256
Diluted	5,685,151	5,585,622

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500